Exhibit 99.1

Glori Energy Announces Date of 2015 Annual Meeting of Stockholders

HOUSTON, Feb. 12, 2015 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company that utilizes its patented AEROTM System to unlock residual oil from mature conventional fields at a low cost, today announced that its Board of Directors has scheduled the Company's 2015 Annual Meeting of Stockholders for June 25, 2015 and set a record date for the meeting of April 28, 2015.

For business to be properly brought before the 2015 Annual Meeting by any shareholder and for a nomination of directors to be made by a shareholder, notice must be received by the Company in proper written form in accordance with the Company's Bylaws, no later than February 22, 2015.

ABOUT GLORI ENERGY INC.

Glori Energy (NASDAQ: GLRI) is a Houston-based energy technology and oil production company that utilizes its patented AERO System to increase oil recovery from mature conventional fields through a microbiological process at a substantially lower cost than traditional enhanced oil recovery methods. A customized nutrient solution is injected into the reservoir to stimulate native microorganisms that feed on the oil and release additional energy and pressure to more efficiently drive oil to producing wellbores. The AERO system can reverse production declines and significantly increase ultimate reserve recovery at a low incremental cost per barrel. Glori owns and operates oil fields onshore in the U.S. where it deploys its technology and markets the AERO system to E&P companies globally. For more information, visit www.GloriEnergy.com.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Dennard-Lascar Associates / 713-529-6600
Lisa Elliott / lelliott@DennardLascar.com
Anne Pearson / apearson@DennardLascar.com